EXHIBIT 8.3

July 10, 2023

Regency Centers Corporation

One Independent Dr Suite 114

Jacksonville, FL 32202

Re:	Opinion of Foley & Lardner LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as special REIT tax counsel to Regency Centers Corporation, a Florida corporation (the “Company”) in connection with its registration statement on Form S-4, (Registration No. 333-272735) filed with the Securities and Exchange Commission (“SEC”) containing the proxy statement/prospectus included as part thereof, as amended or supplemented through the date hereof (the “Registration Statement”) relating to the transactions contemplated by the Agreement and Plan of Merger by and between the Company, Hercules Merger Sub, LLC, Urstadt Biddle Properties Inc. (“Hermes”), UB Maryland I, Inc. and UB Maryland II, Inc., dated as of May 17, 2023 (“Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion set forth below, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits thereto), (2) the Merger Agreement; (3) the Restated Articles of Incorporation of the Company, as amended through the date hereof; and (4) the Fifth Amended and Restated Agreement of Limited Partnership of Regency Centers, L.P. (“Operating Partnership”) dated as of February 1, 2014, and any amendments thereto through the date hereof. The opinion set forth in this letter also is based on certain written factual representations and covenants made by an officer of the Company in a letter to us of even date herewith (the “Officer’s Certificate”) (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with the consent of the Company that (i) all of the factual representations, covenants and statements set forth in the Transaction Documents are true, complete and correct, (ii) all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms; (iii) the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents; and (iv) the Company and the Operating Partnership have valid legal existences under the laws of the states in which they were formed and have operated in

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

July 10, 2023

accordance with the laws of such states. We have, consequently, assumed and relied on representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion and that any representation of fact made “to the knowledge of” or similarly qualified is correct without such qualification. To the extent the representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we have assumed that the Company or the Operating Partnership, as the case may be, will in fact be owned and operated in accordance with such stated intent. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or representations in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the legal capacity of signatories, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. For documents that have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Based upon, and subject to, the foregoing assumptions and qualifications and the discussion below, it is our opinion that the discussion in the Registration Statement under the headings “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT” and “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock,” to the extent that the discussion constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects. We express no opinion on any issue other than as expressly stated above.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Internal Revenue Code of 1986, as amended (“Code”), the Treasury Regulations, published administrative announcements and rulings of the Internal Revenue Service (“IRS”), and court decisions.

The foregoing opinion is based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing

July 10, 2023

interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinion. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS. No assurance can be given that the law will not change in a way that will change the legal conclusions stated herein.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered to you by us as counsel for the Company. Accordingly, it may not be relied upon by any other person, firm or entity without, in each instance, our prior express written consent, except as provided herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP